NEURO-HITECH, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of November 29, 2006 (the “Effective Date”), by and among Neuro-Hitech, Inc., a Delaware corporation (the “Corporation”) and Dr. David Dantzker, as “Representative” of the parties listed on Exhibit A attached hereto (the “Stakeholders”).

A. Pursuant to that certain Agreement and Plan of Merger dated November 16, 2006, by and among the Corporation, QA Acquisition Corp., a Delaware corporation, QA Merger LLC, a Delaware limited liability company, Q-RNA, Inc., a Delaware corporation (“Q-RNA”) and Dr. David Dantzker, as “Representative” of the Stakeholders (the “Merger Agreement”), the Stakeholders have been issued shares of the Corporation’s Common Stock (“Common Stock”), Buyer Warrants, Buyer Options and the Weaver Option (as defined in the Merger Agreement).

B. Pursuant to the Merger Agreement, the Corporation is required to provide the Stakeholders certain registration rights with respect to the Registrable Securities (as defined below), the Buyer Options and the Weaver Option.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. REGISTRATION RIGHTS.

1.1 Definitions. For purposes of this Section 1:

(a) Registration. The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (“Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means:

(1) all the shares of Common Stock of the Corporation that are issued or issuable upon exercise of the Buyer Warrants set forth on Exhibit A;

(2) the shares of Common Stock set forth in Exhibit A;

(3) any shares of Common Stock of the Corporation issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued ) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) or (2) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 1.12 hereof, the Holders are no longer entitled to registration rights pursuant to Sections 1.2, 1.3 or 1.4 hereof.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable or convertible and qualifying options, warrants or convertible securities.

(d) Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of Buyer Warrants shall be deemed to be the Holder of such Registrable Securities; and provided, further, that the Corporation shall in no event be obligated to register Buyer Warrants, and that Holders of Registrable Securities will not be required to exercise their Buyer Warrants into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Corporation with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

1.2 Demand Registration.

(a) Request by Holders. If the Corporation shall receive at any time after the Lock-up Termination Date (as defined in Section 1.10), a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Corporation file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 1.2, then the Corporation shall, within 20 days after the receipt of such written request, give written notice of such request (the “Request Notice”) to the Representative on behalf of the Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by the Representative on behalf of such Holders to the Corporation within 30 days after receipt of the Request Notice, subject only to the limitations of this Section 1.

(b) Underwriting. If the Holders initiating the registration request under this Section 1.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Corporation as a part of their request made pursuant to this Section 1.2 and the Corporation shall include such information in the Request Notice. In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Corporation shall not be required to include any securities of any Holder in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Corporation and the underwriters selected by it, and reasonably acceptable to the Representative, and enters into an underwriting agreement in customary form with the underwriter or underwriters selected by the Corporation. Notwithstanding any other provision of this Section 1.2, if the underwriter(s) advise(s) the Corporation in writing that marketing factors require a limitation of the number of securities to be underwritten then the Corporation shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders). Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Corporation is obligated to effect only one such registration pursuant to this Section 1.2.

(d) Deferral. Notwithstanding the foregoing, if the Corporation shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation, it would be seriously detrimental to the Corporation and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Corporation shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Corporation may not utilize this right more than once in any 12 month period; and further provided, that, upon any such deferral by the Corporation, at the election of at least a majority of the Holders participating in such registration, such Holders may withdraw their request for registration under Section 1.2 without forfeiting the Holders’ rights thereunder.

(e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Corporation, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Corporation. Each Holder participating in a registration pursuant to this Section 1.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Corporation shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to demand registration pursuant to this Section 1.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that (a) if any such withdrawal is during the period of deferral pursuant to Section 1.2(d) above, or (b) if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Corporation not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then in each such case the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 1.2.

1.3 Piggyback Registrations. The Corporation shall notify all Holders of Registrable Securities in writing at least 30 days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Corporation (including, but not limited to, registration statements relating to secondary offerings of securities of the Corporation, but excluding registration statements relating to any registration under Section 1.2 or Section 1.4 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities,) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within 20 days after receipt of the above-described notice from the Corporation, so notify the Corporation in writing, and in such notice shall inform the Corporation of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Corporation, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Corporation with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Corporation gives notice under this Section 1.3 is for an underwritten offering, then the Corporation shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Corporation, second to Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of shares proposed to be registered by the Corporation and the number of Registrable Securities each such Holder has requested to be included in the registration, provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below 20% of the shares included in the registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 4.1 hereof, to the Corporation and the underwriter, delivered at least 20 days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Corporation, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Corporation. Each Holder participating in a registration pursuant to this Section 1.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

1.4 Form S-3 Registration. Subject to the Corporation’s eligibility to use Form S-3, in case the Corporation shall receive from any Holder or Holders of at least 50% of Registrable Securities then outstanding a written request or requests that the Corporation effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Corporation will do the following:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Corporation; provided, however, that the Corporation shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

(1) if Form S-3 is not available for such offering;

(2) if the Holders, together with the holders of any other securities of the Corporation entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

(3) if the Corporation shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation, it would be seriously detrimental to the Corporation and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Corporation shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4;

(4) if the Corporation has, within the six month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(5) in any particular jurisdiction in which the Corporation would be required to qualify to do business or to execute a general consent to service of process (other than pursuant to a standard Form U-2 or any successor form) in effecting such registration, qualification or compliance.

(c) Expenses. Subject to the foregoing, the Corporation shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 1.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Corporation shall pay all expenses incurred in connection with the first registration requested pursuant to this Section 1.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Corporation. Each Holder participating in a registration pursuant to this Section 1.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. All expenses incurred in connection with any subsequent registration requested pursuant to this Section 1.4 shall be borne by the Holders who participate in such registration on a pro rata basis according to the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective.

(d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 1.2 above.

1.5 Form S-8 Registration. The Corporation will cause the Common Stock issued upon exercise of the Buyer Options and the Weaver Option to be registered on Form S-8 of the SEC within 90 days after the Effective Date and will exercise reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

1.6 Obligations of the Corporation. Whenever required to effect the registration of any Registrable Securities under Sections 1.2, 1.3 or 1.4 this Agreement, the Corporation shall, subject to the provisions of Section 1.5(g) below, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process (other than pursuant to a standard Form U-2 or any successor form) in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Notwithstanding any other provision of this Agreement, from and after the time a registration statement filed under this Section 1 covering Registrable Securities is declared effective, the Corporation shall have the right to suspend the registration statement and the related prospectus in order to prevent premature disclosure of any material non-public information related to corporate developments by delivering notice of such suspension to the Holders, provided, however, that the Corporation may exercise the right to such suspension only once in any 12-month period and for a period not to exceed 90 days. From and after the date of a notice of suspension under this Section 1.5(g), each Holder agrees not to use the registration statement or the related prospectus for resale of any Registrable Security until the earlier of (1) notice from the Corporation that such suspension has been lifted or (2) the 90th day following the giving of the notice of suspension.

1.7 Furnish Information. It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to Sections 1.2, 1.3 or 1.4 that the selling Holders shall furnish to the Corporation such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.2, 1.3 or 1.4:

(a) By the Corporation. To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”):

(1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(3) any violation or alleged violation by the Corporation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Corporation will advance to each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld or delayed), nor shall the Corporation be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Corporation, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Corporation within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Corporation or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Corporation or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; within three months after a request for reimbursement has been received by the indemnifying Holder, provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section  1.9, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Corporation and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(g) Survival. The obligations of the Corporation and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

1.10 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it shall not sell or otherwise transfer or dispose of any Registrable Securities then owned by such Holder (other than estate planning transfers to the parents, siblings, children or grandchildren of the Holder (or a trust or other entity for their exclusive benefit), other transfers to donees or to partners of the Holder who agree to be similarly bound) prior to the Lock-up Termination Date (as defined below). For purposes of this Agreement, the “Lock-up Termination Date” shall mean the earlier of (i) the two year anniversary of the Effective Date or (ii) the first date on which (A) the average daily trading volume for the preceding 10 consecutive trading days of the Common stock is at least 150,000 shares, as reported by Bloomberg.com (or its successor), and (B) the average closing price for the preceding 10 consecutive trading days of one share of the Common Stock is at least 2.5 times the per share purchase price of the Common Stock (on an as-converted to Common Stock basis) sold in the next transaction or series of related transactions occurring after the Effective Date, which sale or sales result in aggregate proceeds to the Corporation of no less than $9,300,000, or such lesser amount as may be approved by Wheatley MedTech Partners, L.P., Wheatley New York Partners LP and Durand Venture Associates, LLC (but in no event, greater than $15.00 per share).

(b) Each Holder hereby further agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial underwritten public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) calendar days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise. The foregoing covenants shall apply only to the Company’s initial underwritten public offering of equity securities, shall not apply to the sale of any shares by a Holder to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if all the Company’s executive officers, directors and greater than five percent (5%) stockholders enter into similar agreements. Each Holder agrees to execute an agreement(s) reflecting (i) and (ii) above as may be requested by the managing underwriter at the time of the initial underwritten public offering. The underwriters in connection with the Company’s initial underwritten public offering are intended third party beneficiaries of the covenants in this Section 1.10(b) and shall have the right, power and authority to enforce such covenants as though they were a party hereto.

(c) In order to enforce the foregoing covenants, the Corporation shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities (and the shares or securities of every other person subject to the foregoing restriction) until the end of the applicable period.

1.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Corporation, the Corporation agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Corporation for an offering of its securities to the general public;

(b) Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Corporation as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents of the Corporation as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Corporation has become subject to the reporting requirements of the Exchange Act).

1.12 Termination of the Corporation’s Obligations. The Corporation shall have no obligations pursuant to Sections 1.2 through 1.4 with respect to: (a) any request or requests for registration made by any Holder on a date more than five years after the Lock-Up Termination Date; or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2, 1.3 or 1.4 if, in the opinion of counsel to the Corporation, all such Registrable Securities proposed to be sold by a Holder may be sold in a three month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

2. ASSIGNMENT AND AMENDMENT.

2.1 Assignment. Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 1 hereof may be assigned only to a party who (a) acquires at least 2,000 shares of Common Stock and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof or (b) is a partner, member or affiliate of a Holder; provided, however that no party may be assigned any of the foregoing rights unless the Corporation is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Corporation as to which the rights in question are being assigned; provided further, that any such assignee of such rights is not deemed by the Board of Directors of the Corporation, in its reasonable judgment, to be a competitor of the Corporation; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2.

2.2 Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Corporation and the Representative. Any amendment or waiver effected in accordance with this Section 2.2 shall be binding upon each Holder, each permitted successor or assignee of such Holder and the Corporation.

3. LEGEND.

3.1 Each certificate representing the shares of Common Stock held by the Stakeholders shall be endorsed with the following legend (the “Legend”).

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO TWO YEARS FOLLOWING THE DATE OF ISSUANCE OF THESE SHARES, AS SET FORTH IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

3.2 The Corporation agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, re-issuance or otherwise), the Legend on any new certificate theretofore represented by a certificate carrying the Legend.

4. GENERAL PROVISIONS.

4.1 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

(a)   If to the Corporation:

Neuro-Hitech, Inc.
One Penn Plaza, Suite 2514
New York, NY 10119
Attention: President

with a copy to:

Arent Fox PLLC
1050 Connecticut Avenue, NW
Washington, DC 20036
Attn: Jeffrey E. Jordan, Esq.

(b)    If to the Representative or the Stakeholders:

Dr. David Dantzker
c/o Wheatley Partners
80 Cuttermill Road
Great Neck, NY 11021

with a copy to:

Duane Morris LLP
470 Atlantic Avenue, Suite 500
Boston, MA 02210
Attn: Daniel R. Pierce and Lance A. Kawesch

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 4.1.

4.2 Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4.3 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

4.4 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

4.5 Successors And Assigns. Subject to the provisions of Section 2.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

4.6 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

4.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

4.8 Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.9 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Corporation of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

4.10 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

4.11 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE CORPORATION: NEURO-HITECH, INC.
Name:	/s/ Reuben Seltzer

By:	Reuben Seltzer
Title:	Chief Executive Officer

REPRESENTATIVE:

/s/ David Dantzker
Dr. David Dantzker